Exhibit 5.1

DLA Piper LLP (US) 1251 Avenue of the Americas 27th Floor New York, New York 10020-1104 www.dlapiper.com

April 21, 2026

Tilray Brands, Inc.
265 Talbot Street West
Leamington, Ontario, Canada

Ladies and Gentlemen:

We are acting as special counsel to Tilray Brands, Inc., a Delaware corporation (the “Company”), in connection with the offering of 398,666 shares of its common stock, par value $0.0001, to be sold by the selling stockholder (the “Shares”) as described in the Prospectus (as defined below), pursuant to the registration statement on Form S-3, filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), on October 9, 2025, which automatically became effective upon filing (the “Registration Statement”), the base prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement, dated April 21, 2026 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). This opinion letter is being furnished in connection with the filing of the Prospectus Supplement included in the Registration Statement in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

As special counsel for the Company, we have made such legal and factual examinations and inquiries as we have deemed necessary or advisable for the purpose of rendering the opinions and statements set forth below. In rendering the opinions and statements expressed below, we have examined the Registration Statement, the Prospectus, and originals or copies, certified or otherwise identified to our satisfaction, of the certificate of incorporation, as amended, of the Company, the bylaws, as amended, of the Company, resolutions, or actions by written consent, of the board of directors of the Company (or a committee thereof) relating to the Shares, and such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion, and we are familiar with the proceedings taken and proposed to be taken by the Company in relation to the registration of the resale of the Shares. In our examination, we have assumed the genuineness and validity of all signatures (including, without limitation, signatures via DocuSign, eSignature or similar technology); the authenticity and completeness of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as certified or photostatic copies or telecopies or portable document file (.pdf) copies (and the authenticity and completeness of the originals of such copies) or which we obtained from the SEC’s Electronic Data Gathering Analysis and Retrieval (“EDGAR”) system; that each individual executing any document, whether on behalf of such individual or an entity, is legally competent to do so; the due authority of the parties signing any document on behalf of a party (other than the Company); the completeness and conformity to the originals of all documents submitted to us as copies; that all public records reviewed or relied upon by us are authentic, accurate and complete; that all factual statements and information contained in any documents are true and complete; and that there has been no oral or written modification or amendments to any documents by action or omission of the parties or otherwise.

This opinion letter is limited to the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and we express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. With respect to our opinion based on the DGCL, our examination has been limited to a review of such laws as reported in standard, unofficial compilations. Our opinion is based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon the foregoing, and subject to the assumptions, qualifications, and limitations set forth herein, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinion should be inferred beyond the matters expressly stated. This letter is rendered as of the date hereof and we disclaim any undertaking to advise you hereafter of any facts, circumstances, events or developments hereafter occurring or coming to our attention which may alter, affect or modify the opinions expressed herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the SEC on or about April 21, 2026, which will be incorporated by reference in the Registration Statement, and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA PIPER LLP (US)